UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2003

ANC Rental Corporation

(Debtor-in-Possession as of November 13, 2001)

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-30776	65-0957875

(Commission File Number)	(IRS Employer Identification No.)

200 South Andrews Avenue, Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (954) 320-4547

Item 3. (Bankruptcy or Receivership)

Background:

     On June 12, 2003 ANC Rental Corporation (the “Company”) entered into an agreement to sell substantially all of its assets to an affiliate of Cerberus Capital Management L.P. (“Cerberus”), a private investment group, for $233.0 million cash and assumption of certain liabilities. Liabilities assumed generally include all of the Company’s vehicle debt, debtor-in-possession financing provided by a vehicle manufacturer, and certain other liabilities. On June 26, 2003, the Bankruptcy Court approved formal bidding procedures required under Delaware bankruptcy law to provide other qualified buyers an opportunity to submit competing bids. No competing bids were received and on August 21, 2003, the Bankruptcy Court approved the sale to Cerberus. A subsequent sale approval order was entered by the Bankruptcy Court on September 3, 2003. The sale transaction closed on October 14, 2003. Following the closing, the Company has no remaining operating assets.

Plan of Liquidation:

     On November 19, 2003, the Bankruptcy Court approved a Joint Chapter 11 Liquidating Plan and Disclosure Statement (“the Plan”) filed by the Company and the Statutory Creditors’ Committee, and authorized the Solicitation of votes to accept or reject the Plan. The Plan was mailed to Creditors for vote on December 3, 2003 requiring votes to be received on or before 4:00PM prevailing Eastern Time on December 30, 2003. A hearing to consider the confirmation of the Plan is scheduled for January 7, 2004, which is expected to be the Plan Confirmation Date. As quickly as possible after the Confirmation date, the Plan will become effective (“the Effective Date”). Among other things, paragraph 14.6 of the Plan states that upon the Effective Date, ANC Common Stock, and any ANC Common Stock Interests, as well as any Shareholder Agreements relating to the ANC Common Stock shall be cancelled. Accordingly, on the Effective Date, the Company’s shares will have no value. As of October 31, 2003 the Company had outstanding 45,296,139 shares of Common Stock, par value $0.01 per share.

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Item 7. Financial Statements and Exhibits.

(c) Exhibits.

2.1	Joint Chapter 11 Liquidating Plan

2.2	Disclosure Statement for the Joint Liquidating Plan

2.3	Notice of Order Approving Disclosure Statement

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2003
ANC Rental Corporation

By: /s/ John W. Chapman

John W. Chapman President

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